Exhibit 99.1

Investor Relations inquiries: Joel M. Wine Matson, Inc. 510.628.4565 jwine@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2012 EPS OF $0.45

•                  Ocean transportation revenues up 9.1% year over year

•                  Third quarter 2012 EBITDA of $52.5 million; operating income of $34.2 million

•                  Year over year Transpacific rates track higher through peak season

•                  Total debt reduced by $44.2 million, dividend announced

HONOLULU, Hawaii (November 7, 2012) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $19.1 million, or $0.45 per diluted share for the third quarter ended September 30, 2012(1). Net income for the third quarter ended September 30, 2011 was $8.7 million, or $0.21 per diluted share. Consolidated revenue for the third quarter 2012 was $401.4 million compared with $380.6 million reported for the third quarter 2011.

Operating income was $34.2 million for the third quarter 2012, compared to $30.9 million for third quarter 2011. However, operating income was negatively impacted in the third quarter 2012 by expense of $0.3 million associated with the Company’s separation from A&B; and in the third quarter 2011 by expense of $6.1 million associated with the shutdown of the Company’s CLX2 service. Net of these expenses, operating income decreased $2.5 million in the third quarter 2012 from the prior year period.

Matt Cox, Matson’s President and Chief Executive Officer commented, “Matson reported another steady quarter, with results mixed by trade lane. We saw continued rate and volume strength in our expedited service from China, continued strong Guam volume and modest volume improvement in our Hawaii trade. These gains, while encouraging, were largely offset by increased expenses primarily associated with vessel and barge dry-docking during the quarter.”

Cox continued, “The hallmarks of the Matson brand — superior customer service, financial stability and solid delivery reliability — have been earned over a century. Our balance sheet strength and strong cash flow generation support a strong dividend while providing ample capacity for future investments in our people, our businesses and new markets.”

For the first nine months of 2012, Matson reported net income of $30.3 million, or $0.71 per diluted share.  Net income for the first nine months of 2011 was $32.6 million, or $0.77 per diluted share.  Consolidated revenue for the first nine months of 2012 was $1,161.7 million compared with $1,087.7 million reported for the first nine months of 2011.

(1)  The financial results for the third quarter and first nine months of 2012 reflect Matson’s separation from its former parent corporation, Alexander & Baldwin, Inc. (“A&B”), on June 29, 2012. The separation of Matson from A&B was originally announced on December 1, 2011. Due to the structure of the separation transaction, A&B’s non-Matson operations have been included in Matson’s financial statements as discontinued operations.

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Operating income for the first nine months of 2012 was $72.8 million compared with $66.8 million in the first nine months of 2011. However, operating income was negatively impacted in the first nine months of 2012 by expenses of $8.6 million associated with the Company’s separation from A&B and $0.5 million related to the shutdown of the Company’s CLX2 service. In the first nine months of 2011, operating income was negatively impacted by $6.1 million of expenses associated with the shutdown of the Company’s CLX2 service. Net of these expenses, operating income increased $9.0 million in the first nine months of 2012 from the prior year period.

By Segment

Ocean Transportation — Three months ended September 30, 2012 compared with 2011

	Three Months Ended September 30
(Dollars in millions)	2012	2011	Change
Revenue	$307.1	$281.4	9.1%
Operating income(1)	$32.9	$28.9	13.8%
Operating income margin	10.7%	10.3%
Volume (units)(2)
Hawaii containers	35,700	35,400	0.8%
Hawaii automobiles	22,200	19,700	12.7%
China containers	17,100	15,400	11.0%
Guam containers	6,500	3,400	91.2%

(1)         The Company incurred additional costs related to the shutdown of CLX2  that did not meet the criteria to be classified as discontinued operations of approximately $6.1 million for the three months ended September 30, 2011 and therefore reduced operating income by that amount.  Costs related to the shutdown of CLX2 included in Income from Continuing Operations during the three months ended September 30, 2012 were immaterial.

(2)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $25.7 million, or 9.1 percent, during the three months ended September 30, 2012 compared with the three months ended September 30, 2011. The increase was due principally to net volume growth, driven primarily by the exit of a major competitor from the Guam trade in mid-November 2011, increases in China trade freight rates and volume, partially offset by lower fuel surcharges resulting from lower fuel prices.

Container volume increased in all of the Company’s trades in the three months ended September 30, 2012 compared with the three months ended September 30, 2011: Hawaii container volume increased 0.8 percent due principally to a modest increase in demand; Hawaii automobile volume increased 12.7 percent due primarily to the timing of automobile rental fleet replacement; China container volume increased 11.0 percent due primarily to an additional sailing; Guam volume increased by 91.2 percent due to gains related to the departure of a major competitor from the trade in mid-November 2011.

Ocean transportation operating income increased $4.0 million, or 13.8 percent, during the three months ended September 30, 2012 compared with the three months ended September 30, 2011. However, net of expense related to separation and shutdown of CLX2, operating income decreased by $1.8 million, or 5.1 percent. The decrease in operating income was principally due to increased costs related to vessel and barge dry-docking, higher outside transportation costs due to increased activity in the Guam trade, higher vessel expenses and higher general and administrative expenses. These increases were partially offset by higher volume in the Guam trade and increased freight rates and volume in the China trade.

The Company’s SSAT joint venture contributed $0.7 million to operating income during the third quarter ended September 30, 2012 compared with $2.8 million reported for the same period last year. The decline is primarily due to the loss of volume from several major customers.

Ocean Transportation — Nine months ended September 30, 2012 compared with 2011

	Nine Months Ended September 30
(Dollars in millions)	2012	2011	Change
Revenue	$886.1	$794.1	11.6%
Operating income(1)	$69.9	$61.2	14.2%
Operating income margin	7.9%	7.7%
Volume (units)(2)
Hawaii containers	102,100	105,000	(2.8)%
Hawaii automobiles	60,000	61,300	(2.1)%
China containers	46,000	43,200	6.5%
Guam containers	19,000	10,100	88.1%

(1)         The Company incurred additional costs related to the shutdown of CLX2 that did not meet the criteria to be classified as discontinued operations of approximately $0.5 million and $6.1 million and therefore reduced operating income for the nine months ended September 30, 2012 and 2011, respectively.

(2)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation revenue increased $92.0 million, or 11.6 percent, in the nine months ended September 30, 2012 compared with the nine months ended September 30, 2011.  The increase was due principally to net volume growth, driven primarily by the exit of a major competitor from the Guam trade in mid-November 2011, an increase in freight rates and volume in the China trade, and increased fuel surcharges resulting from higher fuel prices, partially offset by reduced volumes in the Hawaii trade.

Container and automobile volume decreased in the Hawaii trade in the nine months ended September 30, 2012 compared with the nine months ended September 30, 2011: Hawaii container volume decreased 2.8 percent due to market weakness, competitive pressures, and a modest market contraction resulting from direct foreign sourcing of cargo; Hawaii automobile volume decreased 2.1 percent due primarily to the timing of automobile rental fleet replacement. Container volume in the China and Guam trades increased during the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011: China container volume increased 6.5 percent due to increased demand and a shift in direct foreign sourcing of cargo destined to Hawaii; Guam volume was higher, increasing 88.1 percent in the nine months, due to gains related to the departure of a major competitor from the trade in mid-November 2011.

Ocean transportation operating income increased $8.7 million, or 14.2 percent, in the nine months ended September 30, 2012 compared with the nine months ended September 30, 2011. However, net of expenses related to separation and shutdown of CLX2, operating income increased by $11.7 million, or 17.4 percent.  The increase in operating income was principally due to higher volume in the Guam trade and increased freight rates and volume in the China trade, partially offset by decreased volume in Hawaii, increased costs related to vessel and barge dry-docking and higher outside transportation costs due to increased activity in the Guam trade. The Company also incurred higher terminal handling costs due primarily to increased wharfage and container handling rates, higher vessel expenses and higher general and administrative expenses.

The Company’s SSAT joint venture contributed $3.1 million to operating income during the nine months ended September 30, 2012 compared with $6.8 million reported for the same period last year. The decline is primarily due to the loss of volume from several major customers.

Logistics — Three months ended September 30, 2012 compared with 2011

	Three Months Ended September 30
(Dollars in millions)	2012	2011	Change
Intermodal revenue	$58.7	$60.9	(3.6)%
Highway revenue	35.6	38.3	(7.0)%
Total Revenue	$94.3	$99.2	(4.9)%
Operating income	$1.3	$2.0	(35.0)%
Operating income margin	1.4%	2.0%

Logistics revenue decreased $4.9 million, or 4.9 percent, during the three months ended September 30, 2012 compared with the three months ended September 30, 2011. This decrease was primarily the result of lower intermodal and highway volume. Intermodal volume declined primarily due to the shutdown of CLX2 and the loss of a major international ocean carrier customer, partially offset by an increase in domestic volumes.  Highway volume decreased due to the loss of certain full truckload customers.

Logistics operating income decreased $0.7 million, or 35.0 percent, to $1.3 million during the three months ended September 30, 2012 compared with the three months ended September 30, 2011.  The decline in the operating income was primarily due to lower volume in intermodal and highway, lower yield in intermodal, partially offset by decreases in general and administrative expenses.

Logistics — Nine months ended September 30, 2012 compared with 2011

	Nine Months Ended September 30
(Dollars in millions)	2012	2011	Change
Intermodal revenue	$170.5	$178.3	(4.4)%
Highway revenue	105.1	115.3	(8.8)%
Total Revenue	$275.6	$293.6	(6.1)%
Operating income	$2.9	$5.6	(48.2)%
Operating income margin	1.1%	1.9%

Logistics revenue for the nine months ended September 30, 2012, decreased $18.0 million, or 6.1 percent, compared with the nine months ended September 30, 2011.  This decrease was primarily due to lower intermodal and highway volumes. Intermodal volume declined primarily due to the shutdown of CLX2 and the loss of a major ocean carrier customer, partially offset by an increase in domestic volumes. Highway volume decreased due to the loss of certain full truckload customers.

Logistics operating income for the nine months ended September 30, 2012 decreased $2.7 million, or 48.2 percent, compared with the nine months ended September 30, 2011.  The reduction in operating income was due to lower volumes in the intermodal and highway businesses, partially offset by a decrease in general and administrative expenses.

Cash Generation & Capital Allocation

Matson continued to generate strong cash flow during the third quarter 2012 and for the nine months ended September 30, 2012. EBITDA was $52.5 million in the third quarter 2012 compared to $48.9 million in the third quarter 2011, an increase of $3.6 million, or 7.4 percent. For the first nine months of 2012 EBITDA was $128.5 million compared to $119.8 million through nine months of 2011, an increase of $8.7 million, or 7.3 percent.

Capital expenditures for the nine months ended September 30, 2012 totaled $30.8 million compared with $39.5 million for the nine months ended September 30, 2011.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.15 per share payable on December 6, 2012 to shareholders of record on November 8, 2012.

Debt Levels

Total debt as of September 30, 2012 was $328.6 million, of which $307.2 million was long term debt. During the third quarter 2012 the Company paid down its total debt by $44.2 million.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST/11:30 a.m. HST today to discuss its third quarter performance. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through 5:30 p.m. EST on Wednesday, November 14, 2012 by dialing 1-877-344-7529 or 1-412-317-0088 and using the conference number 10020465. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Company’s website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam and Micronesia and premium, expedited service from China to Southern California. The Company’s fleet of 17 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at the Company’s website.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Operating Income from Continuing Operations net of non-recurring expenses or revenues (Adjusted Operating Income) at the consolidated and segment level, EBITDA, and Adjusted EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the timing of the entry of a competitor in the Guam trade lane; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our former parent company’s (Alexander & Baldwin, Inc.) Annual Report on Form 10-K and our former parent company’s and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Revenue:
Ocean transportation	$307.1	$281.4	$886.1	$794.1
Logistics	94.3	99.2	275.6	293.6
Total operating revenue	401.4	380.6	1,161.7	1,087.7

Costs and Expenses:
Operating costs	337.0	324.7	996.0	943.9
Equity in income of terminal joint venture	(0.7)	(2.8)	(3.1)	(6.8)
Selling, general and administrative	30.6	27.8	87.4	83.8
Separation costs	0.3	—	8.6	—
Operating costs and expenses	367.2	349.7	1,088.9	1,020.9

Operating Income	34.2	30.9	72.8	66.8

Interest expense	(4.0)	(1.9)	(7.9)	(5.7)
Income from Continuing Operations Before Income Taxes	30.2	29.0	64.9	61.1
Income tax expense	11.2	10.6	28.6	22.0
Income From Continuing Operations	19.0	18.4	36.3	39.1
Income (Loss) From Discontinued Operations (net of income taxes)	0.1	(9.7)	(6.0)	(6.5)
Net Income	$19.1	$8.7	$30.3	$32.6

Other Comprehensive Income, Net of Tax:
Net Income	$19.1	$8.7	$30.3	$32.6
Defined benefit pension plans:
Net loss and prior service cost	—	—	1.1	1.2
Less: amortization of prior service cost included in net periodic pension cost	0.7	(0.3)	1.0	(0.3)
Less: amortization of net loss included in net periodic pension cost	(2.7)	(2.5)	(3.5)	(2.8)
Other Comprehensive Income	(2.0)	(2.8)	(1.4)	(1.9)
Comprehensive Income	$17.1	$5.9	$28.9	$30.7

Basic Earnings (Loss) Per Share:
Continuing operations	$0.45	$0.44	$0.86	$0.94
Discontinued operations	—	(0.23)	(0.14)	(0.16)
Net income	$0.45	$0.21	$0.72	$0.78

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.45	$0.44	$0.85	$0.94
Discontinued operations	—	(0.23)	(0.14)	(0.17)
Net income	$0.45	$0.21	$0.71	$0.77

Weighted Average Number of Shares Outstanding:
Basic	42.5	41.7	42.2	41.6
Diluted	42.8	42.1	42.6	42.0

Cash Dividends Per Share	$0.15	$0.315	$0.78	$0.945

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$11.5	$9.8
Accounts and notes receivable, net	166.4	167.7
Inventories	4.3	4.2
Deferred income taxes	1.3	1.3
Prepaid expenses and other assets	26.8	25.1
Current assets related to discontinued operations	0.2	66.9
Total current assets	210.5	275.0
Investments in Affiliate	59.5	56.5
Property, at cost	1,779.8	1,760.7
Less accumulated depreciation and amortization	(1,003.3)	(960.2)
Property — net	776.5	800.5
Other Assets	112.0	95.2
Long-term assets related to discontinued operations	—	1,317.1
Total	$1,158.5	$2,544.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current portion of long-term debt	$21.4	$17.5
Accounts payable	127.0	135.5
Payroll and vacation benefits	15.9	16.0
Uninsured claims	7.3	6.5
Due to affiliate	—	2.2
Accrued and other liabilities	22.2	8.8
Current liabilities related to discontinued operations	0.1	92.2
Total current liabilities	193.9	278.7
Long-term Liabilities:
Long-term debt	307.2	180.1
Deferred income taxes	248.8	255.1
Employee benefit plans	103.3	113.0
Due to affiliate	—	0.5
Uninsured claims and other liabilities	33.4	24.3
Long-term liabilities related to discontinued operations	—	570.1
Total long-term liabilities	692.7	1,143.1

Shareholders’ Equity:
Capital stock	31.9	34.0
Additional capital	251.5	238.3
Accumulated other comprehensive loss	(42.9)	(91.9)
Retained earnings	31.4	953.0
Cost of treasury stock	—	(10.9)
Total shareholders’ equity	271.9	1,122.5
Total	$1,158.5	$2,544.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Nine Months Ended
	September 30,
	2012	2011

Cash Flows Provided by Operating Activities from Continuing Operations	$66.5	$71.3

Cash Flows from Investing Activities from Continuing Operations:
Capital expenditures	(30.8)	(39.5)
Proceeds from disposal of property and other assets	0.9	1.7
Deposits into Capital Construction Fund	(4.4)	(4.4)
Withdrawals from Capital Construction Fund	4.4	4.4
Contribution from A&B	26.7	28.9
Net cash used in investing activities from continuing operations	(3.2)	(8.9)

Cash Flows from Financing Activities from Continuing Operations:
Proceeds from issuance of debt, net of issuance costs	185.1	48.5
Payments of debt	(49.9)	(40.9)
Payments on line-of-credit agreements, net	(6.0)	(10.7)
Distribution upon Separation	(155.0)	—
Proceeds from issuance of capital stock	24.8	9.0
Distribution to A&B for proceeds from issuance of capital stock	(21.7)	—
Cash assumed by A&B upon Separation	(2.5)	—
Dividends paid	(33.1)	(39.9)
Net cash used in financing activities from continuing operations	(58.3)	(34.0)

Cash Flows from Discontinued Operations:
Cash flows used in operating activities of discontinued operations	(30.1)	(29.1)
Cash flows used in investing activities of discontinued operations	(18.8)	(17.8)
Cash flows from financing activities of discontinued operations	33.9	21.0
Net cash flows used in discontinued operations	(15.0)	(25.9)

Net (Decrease) Increase in Cash and Cash Equivalents	(10.0)	2.5

Cash and cash equivalents, beginning of period	21.5	14.2
Cash and cash equivalents, end of period	$11.5	$16.7

Other Cash Flow Information:
Interest paid	$6.5	$6.1
Income taxes paid	$28.2	$0.2

Other Non-cash Information:
Depreciation and amortization expense	$56.0	$53.1
Accrued dividends	$—	$—
Capital expenditures included in accounts payable and accrued liabilities	$0.1	$0.2

MATSON, INC. AND SUBSIDIARIES

GAAP to Non-GAAP Reconciliation

(In millions) (Unaudited)

Adjusted Consolidated Operating Income Reconciliation

	Three Months Ended September 30,
	2012	2011	Change
Operating Income	$34.2	$30.9	$3.3
Add: Separation Cost	0.3	—	0.3
Add: Shutdown of CLX2 Cost	—	6.1	(6.1)
Adjusted Operating Income	$34.5	$37.0	$(2.5)

	Nine Months Ended September 30,
	2012	2011	Change
Operating Income	$72.8	$66.8	$6.0
Add: Separation Cost	8.6	—	8.6
Add: Shutdown of CLX2 Cost	0.5	6.1	(5.6)
Adjusted Operating Income	$81.9	$72.9	$9.0

Adjusted Ocean Transportation Operating Income Reconciliation

	Three Months Ended September 30,
	2012	2011	Change
Operating Income	$32.9	$28.9	$4.0
Add: Separation Cost	0.3	—	0.3
Add: Shutdown of CLX2 Cost	—	6.1	(6.1)
Adjusted Operating Income	$33.2	$35.0	$(1.8)

	Nine Months Ended September 30,
	2012	2011	Change
Operating Income	$69.9	$61.2	$8.7
Add: Separation Cost	8.6	—	8.6
Add: Shutdown of CLX2 Cost	0.5	6.1	(5.6)
Adjusted Operating Income	$79.0	$67.3	$11.7

EBITDA Reconciliation

	Three Months Ended September 30,
	2012	2011	Change
Net Income	$19.1	$8.7	$10.4
Subtract: Income (Loss) from Disc. Operations	0.1	(9.7)	9.8
Add: Income Tax Expense	11.2	10.6	0.6
Add: Interest expense	4.0	1.9	2.1
Add: Depreciation and Amortization	18.3	18.0	0.3
EBITDA(1)	$52.5	$48.9	$3.6

	Nine Months Ended September 30,
	2012	2011	Change
Net Income	$30.3	$32.6	$(2.3)
Subtract: Income (Loss) from Disc. Operations	(6.0)	(6.5)	0.5
Add: Income Tax Expense	28.6	22.0	6.6
Add: Interest expense	7.9	5.7	2.2
Add: Depreciation and Amortization	55.7	53.0	2.7
EBITDA(1)	$128.5	$119.8	$8.7

(1)  EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.